EXHIBIT 10.81

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT

TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

(S.C. CODE ANN. § 15-48-10 ET SEQ.)

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 3rd day of March, 2008 (“Effective Date”), by and between Community Capital Corporation, a South Carolina corporation (the “Company”), and William G. Stevens (the “Executive”). As used herein, the term “Company” shall include the Company and any and all of its subsidiaries where the context so applies.

INTRODUCTION

WHEREAS, the Company is a bank holding company headquartered in Greenwood, South Carolina, and its current banking subsidiary is CapitalBank (the “Bank”);

WHEREAS the Company’s Board of Directors (the “Board”) believes that the Executive has been instrumental in the success of the Company since its inception in 1988;

WHEREAS the Company desires to continue to employ the Executive as the President and Chief Executive Officer of the Company and the Bank and in such other capacities as the Executive is currently employed as of the Effective Date hereof;

WHEREAS, the Board has determined that it is in the best interests of the Company to retain the Executive’s services and to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties, without distraction in potentially disturbing circumstances arising from the possibility of a change-in-control of the Company or the assertion of claims and actions against employees;

WHEREAS the terms hereof are consistent with the executive compensation objectives of the Company as established by the Board; and

WHEREAS the Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Employment. Upon the terms and subject to the conditions contained in this Agreement, the Executive agrees to provide full-time services for the Company during the term of this Agreement, and the Executive hereby accepts such employment. Executive agrees to devote his best efforts to the business of the Company, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company. Notwithstanding the above, the Executive may engage in other business interests or investments which do not materially prevent the Executive from performing his contemplated services hereunder on behalf of the Company and which do not conflict with any duty or obligation Executive owes to the Company under this Agreement. The Executive is currently serving as a director of each of the Company and the Bank. The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by stockholders, remain a director of the Company throughout the term of this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the Securities and Exchange Commission. The board of directors of each of the Company and the Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of employment to be elected or reelected as a director of the Bank. The Executive shall be deemed to have resigned as a director of each of the Company and the Bank effective immediately after termination of the Executive’s employment under Section 6 of this Agreement, regardless of whether the Executive submits a formal, written resignation as director.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

“Change in Control” shall mean:

(i) The acquisition, directly or indirectly, by any Person other than (A) any employee plan established by the Company, (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing an aggregate of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) During any period of up to two consecutive years, individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, provided that any person who becomes a director subsequent to the beginning of such period and whose nomination for election is approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (other than a director (A) whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act, or (B) who was designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) shall be deemed a director as of the beginning of such period;

(iii) (A) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior hereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 51% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) The occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and, in order to implement the purposes of this Agreement as set forth above, adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

“Cause” shall mean (a) fraud; (b) embezzlement; (c) conviction of the Executive of any felony; (d) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) intentional material damage to the property or business of the Company; (g) gross negligence; or (h) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company; but in each case only if (1) the Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to the Executive a reasonable time (and in any event no less than three business days) before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for cause is duly adopted by a vote of at least two-thirds of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The unwillingness of the Executive to accept any or all of a material change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Company in respect of his position, authority, or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by the Executive.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

“Confidential Information” shall mean all business and other information relating to the business of the Company, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

“Disability” or “Disabled” shall mean the Executive’s inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis, with or without accommodation, for a period of six (6) substantially consecutive months.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean (i) without the Executive’s express written consent, a material diminution in authority, duties or responsibilities; (ii) any reduction by the Company in the Executive’s Base Salary; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive reports, including a requirement to report to an officer or other employee, rather than directly to the Board; (iv) a material diminution in the budget over which the Executive retains authority; (iv) any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 17(a) hereof; or (v) the Company requiring the Executive to be permanently assigned to a location other than the current or future headquarters of the Company, except for required travel on the Company business to an extent substantially consistent with the Executive’s present business travel obligations and as described under Section 3, or, in the event the Executive consents to any relocation, the failure by the Company to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence. Good Reason shall be deemed to occur only when Executive provides notice to the Company of his judgment that a Good Reason event has occurred within 90 days of such occurrence, and the Company will have at least 30 days during which it may remedy the condition.

“Person” shall mean any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Voluntary Termination” shall mean the termination by Executive of Executive’s employment following a Change in Control which is not the result for Good Reason.

3. Duties. During the term hereof, the Executive shall hold the title of President and Chief Executive Officer of the Company and the Bank, and shall report directly to the Board. The Executive shall have such duties and authority as are typical of the President and Chief Executive Officer of a company such as the Company, including, without limitation, those specific in the Company’s bylaws. The Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company The Executive’s duties may, from time to time, be changed or modified at the discretion of the Board; provided however, except with his written consent, Executive shall not be assigned to any position of lower professional status.

4. Employment Term. Unless earlier terminated as provided herein, the Company agrees to employ, and the Executive hereby accepts employment hereunder, for an initial term of three (3) years commencing on the Effective Date, subject to the terms of this Agreement. Thereafter, the term of this Agreement will automatically renew for successive one (1) year terms, unless either party delivers written notice of intent not to renew to the other party not less than two hundred seventy (270) calendar days prior to the expiration of the initial term or the then current renewal term.

5. Compensation and Benefits. In consideration of Executive’s services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company and shall be subject to such deductions and withholdings as are required by law or policies of the Company in effect from time to time, provided that his salary pursuant to Section 5(a) below shall be payable not less frequently than monthly):

(a) Base Salary. As of the Effective Date of this Agreement, the Company agrees to pay the Executive during the term of this Agreement an initial Base Salary at the rate of $288,532 per annum, payable in accordance with Company’s normal payroll practices with such payroll deductions and withholdings as are required by law. The Executive’s Base Salary shall be reviewed no less frequently than annually and may be increased (but not reduced) at the discretion of the Board (or a committee thereof) and, as so increased, shall constitute the Executive’s “Base Salary” hereunder.

(b) Annual Incentive Payment. During the term of this Agreement, provided that Executive is a full-time Executive of the Company on the final day of the Company’s fiscal year, in addition to other compensation to be paid under this Section 5, the Executive shall receive a performance-based annual incentive payment for the then completed fiscal year of the Company (the “Annual Incentive Payment”), which shall be a percent of Base Salary. The amount actually awarded and paid to the Executive each fiscal year will be determined by the Board and will be based on specific performance criteria to be identified in writing in advance to Executive under a separate communication. The total amount of the Annual Incentive Bonus to be paid hereunder shall be calculated by the Company and paid to the Executive within 60 days of the end of the Company’s fiscal year to which the Annual Incentive Bonus applies. The Company’s calculation of the Annual Incentive Bonus amount shall be conclusive and binding absent fraud or manifest and material error.

(c) Executive Benefits. During the term of this Agreement, the Company shall provide split dollar life insurance coverage on the life of the Executive in an amount of $1.2 million. The Executive understands a portion of this benefit may be taxable to the Executive. In addition the Company during the term of this Agreement will provide a nonqualified supplemental executive retirement plan (SERP) to the Executive. The terms and conditions of the split dollar life insurance agreement and the SERP will govern the provision of the Executive Benefits by the Company to the Executive.

(d) Vacation. The Executive shall be entitled to paid vacation as specified in the Company’s then current vacation policy, as amended from time to time.

(e) Reimbursement of Expenses. The Company shall reimburse the Executive in accordance with Company’s expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by the Executive in the course of his duties conducted on behalf of the Company. In addition, the Company shall pay for the use of a Company car and for the Executive’s annual dues at a local country club, and expenses related to the Executive’s use of such country club for matters related to the business of the Company. The Company shall also reimburse Executive’s reasonable expenses for continuing education courses necessary to maintain any certifications or licenses Executive may hold.

(f) Other Employee Benefits. The Executive shall be entitled to participate in any employee benefit plans now existing or established hereafter generally available to employees of the Company or senior officers of the Company, and to all normal perquisites provided to senior officers of the Company, provided Executive is otherwise qualified to participate in such plans or programs. As part of its normal course of business, the Company may amend or terminate employee benefits.

(g) Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive shall be deemed to be in lieu of Base Salary, bonus, or other compensation, provided that the reporting of any benefits shall be consistent with the Code.

(h) Insurance. The Company shall maintain or cause to be maintained director and officer liability insurance covering the Executive throughout the term of this Agreement.

6. Termination. Employment with the Company hereunder may be terminated as follows:

(a) The Company. The Company shall have the right to terminate Executive’s employment hereunder at any time during the term hereof (i) for Cause, (ii) if the Executive becomes Disabled, (iii) upon the Executive’s death, or (iv) without Cause.

(i) If the Company terminates Executive’s employment under this Agreement for Cause pursuant to clause (i) of Section 6(a) above, the Company’s obligations under this Agreement, including any obligations of the Company under Section 5 hereof, shall cease as of the date of termination.

(ii) If the Company terminates Executive’s employment under this Agreement pursuant to clauses (ii) or (iii) of Section 6(a) above, the Company’s obligations hereunder, including the obligations under Sections 5(a) above, shall cease on the date of death or Disability, as appropriate. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, the Company shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until Executive has satisfied the “elimination period” specified under any disability plan or insurance program maintained by the Company, provided that the amount of the Company’s payments under this Section 6(a)(ii) to Executive shall be reduced by the sum of the amounts, if any, payable to Executive for the same period under any Company sick pay, paid time off, or other leave program or any disability benefit or pension plan covering Executive. In no event shall the Company be required to pay the Executive Base Salary or any other compensation or benefits six months after the onset of Executive’s Disability. Furthermore, Executive shall receive any bonus earned or accrued through the date of incapacity, including any unvested amounts awarded for previous years.

(iii) Subject to Section 6(c) below, if the Company terminates Executive’s employment without Cause pursuant to clause (iv) of Section 6(a) above, Executive shall be entitled to receive as severance, less applicable taxes and other deductions, a sum equal to two times the aggregate cash compensation provided in Sections 5(a) and 5(b) being paid at the time of termination (the “Severance Payment”). For purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be equal to the average of such compensation over the three year period immediately prior to the termination. Subject to Section 6(c) below, the Severance Payment shall be payable without interest in equal installments, but no less frequently than monthly, with the final installment due on the second anniversary of the date of the termination of Executive’s employment in accordance with this Section 6(a)(iii).

(iv) Subject to Section 6(c) below, in the event of termination without Cause pursuant to clause (iv) of Section 6(a), (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company’s benefit plans, (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect (or may have previously elected) to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, and (D) if any provision of this Section 6(a)(iv) cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate. Notwithstanding the foregoing, the Company shall be under no obligation to provide life insurance coverage or long-term disability income benefit coverage beyond the period otherwise available to employees after termination of employment under the terms and conditions of such plans or programs.

(b) By Executive. Except when Executive’s employment is terminated for Cause prior to a Change in Control or for death or Disability under Sections 6(a)(i), (ii) or (iii), Executive shall have the right to terminate his employment hereunder if (i) the Executive at any time gives written notice of termination (for any reason) to the Company; (ii) there is a Voluntary Termination; (iii) there is Good Reason, or (iv) the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by the Executive to the Company.

(i) If Executive terminates his employment hereunder pursuant to clauses (i) or (ii) of Section 6(b) above, the Company’s obligations under this Agreement, including any obligations of the Company under Section 5 hereof, shall cease as of the date of termination.

(ii) If Executive terminates his employment hereunder pursuant to clauses (iii) or (iv) of Section 6(b), Executive, subject to Section 14 below, shall be entitled to receive as severance, less applicable taxes and other deductions, the Severance Payment as defined in Section 6(a)(iii) above. Subject to Section 6(c) below, the Severance Payment shall be payable without interest in equal installments, but no less frequently than monthly, with the final installment due on the second anniversary of the date of the termination of Executive’s employment in accordance with this Section 6(b)(ii). The Company may prepay any or all of the Severance Payment without fee or penalty.

(iii) Subject to Section 6(c) below, in addition, in the event of termination pursuant to any of clauses (iii) or (iv) of this Section 6(b), (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended, (B) the Executive shall be deemed to be credited with service with the Company for such remaining Term for the purposes of the Company’s benefit plans, (C) the Executive shall be deemed to have retired from the Company and shall be entitled as of the termination date, or at such later time as he may elect (or may have previously elected) to commence receiving the total combined qualified and non-qualified retirement benefit to which he is entitled hereunder, and (D) if any provision of this Section 6(b) cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because the Executive has ceased to be an actual employee of the Company, because the Executive has insufficient or reduced credited service based upon his actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay or otherwise provide the equivalent of such rights, benefits and credits for such benefits to Executive, his dependents, beneficiaries and estate.

(c) Payment of Severance and Release Agreement Requirement.

(i) The Company’s obligation to make the severance benefit payments (Section 6(a)(iii) and 6(b)(ii)) and to provide the other rights set forth in Sections 6(a)(iv) and 6(b)(iii) is expressly conditioned upon the execution and delivery by the Executive to the Company of a separation agreement and general release from the Executive in substantially the form attached hereto as Exhibit A. Subject to Section 18 below, any severance and other benefit due hereunder shall be commence being paid to the Executive in 15 business days following the expiration of any revocation period under the separation agreement and general release, if applicable, or after the Executive timely returns the signed separation agreement and general release to the Company, whichever comes later. Any severance and other benefit earned hereunder shall be in lieu of any other claim for compensation whether under this Agreement, or under any wage continuation law or at common law or otherwise, and any and all claims to severance or similar payments or benefits which the Executive may otherwise have or make.

(ii) Notwithstanding anything contained herein to the contrary, in the event of a violation or breach by Executive of any of the provisions of Sections 9,

10, 11 or 12 below, the Company, in addition to, and not in limitation of, any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to suspend, cease, and terminate the Company’s obligations to make the Severance Payment, and any other benefits, reimbursements, or rights of the Executive arising under this Agreement, and to recover from the Executive the Severance Payment, if any, previously paid to the Executive. In addition, in the event that any legal challenge to the validity or enforceability of any provision in Section 9, 10, 11, or 12 is asserted by or on behalf of the Executive, the Executive shall immediately forfeit the Executive’s right to the Severance Payment and all other benefits, reimbursements, and rights of Executive arising under this Agreement. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights, remedies, or damages, to which the Company is or may be entitled as a result of this Agreement.

(iii) Notwithstanding anything to the contrary herein, if the Executive is suspended or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended. Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected. -Notwithstanding anything to the contrary herein, if the Company is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this Section shall not affect any vested rights of the parties hereto. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

7. Change in Control Benefit. Notwithstanding anything to the contrary in Section 6, if a Change in Control of the Company occurs, and the Executive’s employment is terminated during the period beginning 120 days before and ending 10 days following a Change in Control, the Company shall pay to the Executive a benefit as defined in Section 7(a) below in lieu of any other payment or benefit whatsoever.

(a) Amount. Notwithstanding anything to the contrary in Section 6, upon a Change in Control and termination of employment without Cause or for Good Reason during the period commencing 120 days before and ending 10 days following a Change in Control, the

Executive will receive a Change in Control benefit equal to 2.99 times the then current annual aggregate cash compensation provided in Sections 5(a) and 5(b) (collectively a “Change in Control Payment”). For purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be the equal to the average of such compensation over the three-year period immediately prior to the termination.

(b) Payment and Release Agreement Requirement. Upon satisfaction of the conditions set forth in Section 7(a) above, the Company shall pay the Change in Control Payment provided herein in a lump sum to the Executive in accordance with the terms and conditions set forth in this Section 7. The obligation to make the Change in Control Payment is expressly conditioned upon the execution and delivery by the Executive to the Company of a separation agreement and general release from the Executive in substantially the form attached hereto as Exhibit A. Subject to Section 18 below, any Change in Control Payment due hereunder shall be paid to the Executive in a lump sum within 15 business days following the expiration of any revocation period under the separation agreement and general release, if applicable, or after the Executive timely returns the signed separation agreement and general release to the Company, whichever comes later. Any Change in Control Payment earned hereunder shall be in lieu of any other claim for compensation whether under this Agreement, including but not limited to any Base Salary, Annual Incentive Payment, and/or Retention Bonus, or under any wage continuation law or at common law or otherwise, and any and all claims to severance or similar payments or benefits which the Executive may otherwise have or make, including but not limited to any Severance Payment. Without limiting any other rights or remedies which the Company may have, it is understood that the Company shall be under no obligation to pay a Change in Control Payment, and the Executive shall reimburse the Company in full for all amounts paid in respect of the foregoing, if the Executive violates any of the provisions of Sections 9, 10, 11 or 12 hereof.

(c) Retention Bonus Following Change in Control. Subject to Section 18 below, in the event Executive is a full-time employee of the Company, or of the acquirer of the Company, thirty days after the consummation by the Company of a Change in Control, Executive will receive a retention bonus benefit equal to 2.99 times the then current annual aggregate cash compensation provided in Sections 5(a) and 5(b) payable in a lump sum to the Executive (the “Retention Bonus”). For purposes of determining compensation which is not fixed (such as a bonus), the annual amount of such unfixed compensation shall be deemed to be the equal to the average of such compensation over the five-year period immediately prior to the Change in Control. Notwithstanding the foregoing, the Company’s obligation to pay the Retention Bonus is expressly conditioned upon the execution and delivery by the Executive to the Company of a release agreement from the Executive in substantially the form attached hereto as Exhibit B. Notwithstanding anything contained herein to the contrary, the Executive and the Company hereby acknowledge and agree that in no event shall Executive be entitled to receive both a Change in Control Payment and a Retention Bonus. Without limiting any other rights or remedies which the Company may have, it is understood that the Company shall be under no obligation to pay a Retention Bonus, and the Executive shall reimburse the Company in full for all amounts paid in respect of the foregoing, if the Executive violates any of the provisions of Sections 9, 10, 11 or 12 hereof.

8. Excess Parachute Payments and Limited Tax Gross-Up.

(a) Reduce if Less Than 20% Excess. In the event that the Company’s independent accountants acting as auditors for the Company determine that the aggregate amount of a Change in Control Payment, Retention Bonus, and other compensation provided herein (collectively the “Parachute Amount”) otherwise payable to Executive hereunder constitute “excess parachute payments” within the meaning of Section 280G of the Code and any regulations hereunder, and the amount of the Parachute Amount which exceeds the permissible Section 280G limit is less than 20% of the aggregate amount of the Parachute Payment, such Parachute Payment shall be reduced to the point that such Parachute Payment shall not be “excess parachute payments” under the Code.

(b) Additional Payment to Account for Excise Taxes if Greater than 20%. In the event that the Company’s independent accountants acting as auditors for the Company determine that the aggregate amount of the Parachute Amount otherwise payable to Executive hereunder constitute “excess parachute payments” within the meaning of Section 280G of the Code and any regulations hereunder, and the amount of the Parachute Amount which exceeds the permissible Section 280G limit is at least 20% of the aggregate amount of the Parachute Payment, the Executive shall be entitled to a tax gross-up as set forth below:

i. Additional payment to account for Excise Taxes. Subject to the above-described 20% condition, if the Executive receives the Parachute Amount, and if any part of the Parachute Amount is subject to the excise tax under Section 280G and Section 4999 of the Code (the “Excise Tax”), the Company shall pay or cause to be paid to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Parachute Amount (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount of the Parachute Amount.

ii. Assumed Marginal Income Tax Rate. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of the Change in Control, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

iii. Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company - when the amount of the reduction in Excise Tax is finally determined - the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction). If the Excise Tax is later determined to be more than the amount taken into account hereunder (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Company shall make an additional payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(c) Responsibilities of the Accounting Firm.

i. Determinations Shall Be Made by the Accounting Firm. All determinations required to be made under this Section 8 - including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) - shall be made by the Company’s accounting firm, which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after receipt of notice from the Company or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Company.

ii. Fees and Expenses of the Accounting. All fees and expenses of the accounting firm shall be borne solely by the Company.

iii. Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Company and the Executive. Because of the uncertainty when the Determination is made whether any of the Parachute Amounts will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Company (“Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by the Company (“Overpayment”). If after a Determination by the accounting firm the Executive is required to make a payment of additional Excise Tax, the accounting firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be paid promptly by the Company to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to Section 8(b), the accounting firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be paid promptly by the Executive to or for the benefit of the Company. Provided that the Executive’s reasonable expenses are reimbursed by the Company, the Executive shall cooperate with any reasonable requests by the Company in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

iv. Accounting Firm Conflict of Interest. If the accounting firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Company may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “accounting firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

9. Confidential Information. The Executive recognizes and acknowledges that he will have access to certain information of the Company and its subsidiaries and that such information is confidential and constitutes valuable, special and unique property of the Company. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, agrees not to use or disclose any Trade Secrets of the Company during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Business Information of the Company during his employment and for a period of 36 months following termination of the Executive’s employment (regardless of whether this Agreement terminates or expires). “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of this Section 9 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Company under an obligation of secrecy.

10. Delivery of Documents upon Termination. At the Company’s request, the Executive shall deliver to the Company or its designee at the termination of the Executive’s employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of the Company.

11. No Competition; No Solicitation.

(a) Throughout the term of the Agreement and for a period of two years immediately following any termination of employment hereunder, the Executive shall not directly or indirectly engage in the business of banking, or any other business in which the Company directly or indirectly engages during the term of the Agreement; provided, however, that the restriction in this Section 11 shall apply only within a 50 mile radius of each of (i) the location of the Company’s headquarters at the time of termination of employment, and (ii) Greenwood, South Carolina. For purposes of this Section 11, the Executive shall be deemed to engage in a business if he directly or indirectly engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in banking, provided, however, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if the Executive does not beneficially own (as defined Rule 1 3d-3 promulgated under the Securities Exchange Act of 1934) in excess of 1% of the outstanding capital stock of such enterprise.

(b) Throughout the term of the Agreement and for a period of two years immediately following any termination of employment hereunder, the Executive will not, directly or indirectly, for the benefit of any bank or financial institution or any company or other entity affiliated, directly or indirectly, with another bank or financial institution other than the Company, solicit the employment or services of, hire, or assist in the hiring of any person eligible for the Company’s compensation or benefit plans for senior officers or executives.

(c) The provisions of this Section 11 shall survive regardless of the reason for the termination the Executive’s employment by the Company and regardless of any term or condition contained in any release agreement Executive is required to execute as a condition of receiving a payment or payments under this Agreement.

12. No Tampering. Throughout the term of the Agreement and for a period of two years immediately following any termination of employment by the Company for Cause pursuant to Section 6(a)(i) or by Executive for any reason other than pursuant to clauses (iii) or (iv) of Section 6(b), the Executive shall not directly or indirectly (a) request, induce or attempt to influence any existing or prospective customers, vendors or licensors of the Company to curtail or cancel any business they may transact with the Company; or (b) request, induce or attempt to influence any executive of the Company to terminate the executive’s employment with the Company. For purposes of this Section 12, “prospective customers” shall mean individuals or entities who the Company or its affiliates have contacted within the 12 months immediately preceding the termination of the Agreement. The provisions of this paragraph shall survive regardless of the reason for the termination of the Executive’s employment by the Company.

13. Publicity and Advertising. The Executive agrees that the Company may use the Executive’s name, picture, or likeness for any advertising, publicity, or other business purpose at any time, during the term of the Agreement by the Company and may continue to use materials generated during the term of the Agreement for a period of 24 months thereafter. The Executive shall receive no additional consideration if the Executive’s name, picture or likeness is so used. The Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of the Executive’s name, picture or likeness by the Company shall be and are the sole property of the Company.

14. Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 9 through 12 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts from time to time owing by the Executive to the Company. The termination of the Agreement shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

15. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration pursuant to the South Carolina Uniform Arbitration Act in Columbia, South Carolina. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

16. Indemnification. The Executive shall be protected against any and all legal actions when he is either a party, witness or a participant in any legal action brought against the Company or the Executive or a board member. He will be protected through any programs that cover the outside directors or other executives of the Company.

17. Miscellaneous Provisions.

(a) Successors of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated his employment for Good Reason (or, solely at the Executive’s option, compensation from the Company in the same amount and on the same terms as the Executive would be entitled under Section 7 above), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, “Company” as hereinbefore defined shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Heirs, etc. The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

(c) Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States mail, registered or certified, return receipt requested, and addressed as follows:

Executive:	William G. Stevens
134 Gatewood Drive
Greenwood, SC 29646

Company:	Community Capital Corporation
1402-C Highway 72
Greenwood, South Carolina 29649
Attn: Chairman of the Board

The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

(d) Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f) Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive regardless of whether the Executive’s employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without Cause.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h) Governing Law. This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of South Carolina.

(i) Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

(j) Effect on Prior Agreements. This Agreement, and any attachments, represent the entire understanding between the parties hereto and supersedes in all respects any other prior Agreement or understanding between the Company and the Executive regarding the Executive’s employment.

18. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (together, “Section 409A”), and shall, to the extent practicable, be construed in accordance therewith. If any amount payable pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A and if, at the date of the Executive’s “separation from service,” as such term is defined in Section 409A, from the Company (his “Separation from Service”), the Executive is a “specified employee”, within the meaning of Section 409A, of the Company as determined by the Company from time to time, then each such payment that would otherwise be payable to the Executive within the six (6) month period following the Executive’s Separation from Service shall be delayed and paid to the Executive without interest on the first business day of the seventh month following the Executive’s Separation from Service. For the avoidance of doubt, for purposes of this Agreement, any amount which would not be considered a “deferral of compensation” within the meaning of Section 409A by reason of Treas. Reg. Sections 1.409A-1(b)(4) or 1.409A-1(b)(9) shall not be considered a deferral of compensation for which payment shall be delayed in accordance with the preceding sentence. For purposes of this Agreement, each payment to which the Executive may be entitled pursuant to this Agreement, including each of the severance payments, shall be considered a separate payment within the meaning of Treas. Reg. Section 1.409A-2(b)(2). Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, nor any of its principals, employees, designees or agents, shall be liable to the Executive or to any other person to the extent such failure to comply results from any actions, decisions or determinations made in good faith.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement to be effective as of the Effective Date.

EXECUTIVE:	COMPANY:

COMMUNITY CAPITAL CORPORATION

/s/ William G. Stevens	By:	/s/ Patricia C. Hartung
William G. Stevens		Patricia C. Hartung
	Title:	Chairman of the Board of Directors

	By:	/s/ George B. Park
George B. Park
	Title:	Assistant Secretary

BENEFICIARY DESIGNATION

Community Capital Corporation

EMPLOYMENT AGREEMENT

William G. Stevens

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Received by the Company this      day of                     , 2008.

By
Title

EXHIBIT A

Form of

SEPARATION AND RELEASE AGREEMENT

Reference is hereby made to the Employment Agreement, dated as of                     , 2008 (the “Employment Agreement”), by and between Community Capital Corporation (the “Company”) and William G. Stevens (the “Executive”). Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.

The Company and Executive agree that Executive’s employment was terminated as of [Date] under circumstances where Company will pay to executive [severance payments or Change in Control Payments] in exchange for Executive’s full and complete release of claims. Therefore, pursuant to [Section 6(c) or Section 7(b)] of the Employment Agreement and in consideration of the [severance payments or Change in Control Payments] to be made to Executive by the Company, Executive hereby releases and forever discharges the Company and its shareholders and subsidiaries (collectively, the “Company Parties” and each a “Company Party”), and the respective officers, directors, employees, partners, stockholders, members, agents, affiliates, successors and assigns and insurers of each Company Party from, and agrees to hold each Company Party and each of such other persons harmless from, all claims or suits, of any nature whatsoever (whether known or unknown), present or future, including those arising from the law, related to or arising out of Executive’s employment by or the termination of such employment by any Company Party, including, but not limited to, any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay or Executive’s service as an officer or director to any Company Party through the date hereof. Executive also hereby agrees not to file a lawsuit asserting any such claims. This Release includes, but is not limited to, contract and tort claims, claims growing out of any legal restriction on any Company Party’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, and the laws of the State of South Carolina against discrimination) which arose before the date this Release is signed, except that this Release does not release any claim Executive has or holds for vested retirement benefits under Company’s employee retirement benefit plans that are due but not paid on the date hereof. Executive acknowledges that because this Release contains a release of claims and is an important legal document, he has been advised to consult with legal or other counsel before executing it, that he may take up to twenty-one (21) days to decide whether to execute it, and that he may revoke this Release by delivering or mailing a signed notice of revocation to the Company at its offices within seven (7) days after executing it.

Notwithstanding the foregoing, this Release does not release, and Executive continues to be entitled to, any rights to exculpation or indemnification that Executive has under contract or law with respect to his service as an officer, director or employee of any Company Party. Furthermore, this Release in no way affects Executive’s continuing duties and obligations under Sections 9, 10, 11 or 12 of the Employment Agreement.

Executive acknowledges that there is a risk that after signing this Release he may discover losses or claims that are released under this Release, but that are presently unknown to him. Executive assumes this risk and understands that this Release shall apply to any such losses and claims.

Executive understands that this Release includes a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released herein. Executive acknowledges that by accepting the benefits and payments set forth in this Release, he assumes and waives the risks that the facts and the law may be other than as he believes.

This Release constitutes the release referenced in [Section 6(c) or Section 7(b)] of the Employment Agreement.

IN WITNESS WHEREOF, the Executive has signed this Release which will be enforceable and effective on this      day of                      20        .

EXECUTIVE:

William G. Stevens

EXHIBIT B

Form of

RELEASE AGREEMENT – RETENTION BONUS PAYMENTS

Reference is hereby made to the Employment Agreement, dated as of                     , 2008 (the “Employment Agreement”), by and between Community Capital Corporation (the “Company”) and William G. Stevens (the “Executive”). Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.

The Company and Executive agree that Executive is due a Retention Bonus in exchange for Executive’s full and complete release of claims as specified in Section 7(c) of the Employment Agreement. Accordingly, Executive agrees that in consideration of the Retention Bonus to be paid to Executive by the Company, Executive hereby releases and forever discharges, as of the date of this Release, the Company and its shareholders and subsidiaries (collectively, the “Company Parties” and each a “Company Party”), and the respective officers, directors, employees, partners, stockholders, members, agents, affiliates, successors and assigns and insurers of each Company Party from, and agrees to hold each Company Party and each of such other persons harmless from, all claims or suits, of any nature whatsoever (whether known or unknown), present or future, including those arising from the law, related to or arising out of Executive’s employment by the Company or any Company Party, including, but not limited to, any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, bonus, overtime pay, incentive compensation, interest or vacation pay or Executive’s service as an officer or director to any Company Party through the date hereof. Executive also hereby agrees not to file a lawsuit asserting any such claims. This Release includes, but is not limited to, contract and tort claims, claims growing out of any legal restriction on any Company Party’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination (including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, and the laws of the State of South Carolina against discrimination) which arose before the date this Release is signed. Executive acknowledges that because this Release contains a release of claims and is an important legal document, he has been advised to consult with legal or other counsel before executing it, that he may take up to twenty-one (21) days to decide whether to execute it, and that he may revoke this Release by delivering or mailing a signed notice of revocation to the Company at its offices within seven (7) days after executing it.

Notwithstanding the foregoing, this Release does not release, and Executive continues to be entitled to, any rights to exculpation or indemnification that Executive has under contract or law with respect to his service as an officer, director or employee of any Company Party. Furthermore, this Release in no way affects Executive’s continuing duties and obligations under Sections 9, 10, 11 or 12 of the Employment Agreement.

Executive acknowledges that there is a risk that after signing this Release he may discover losses or claims that are released under this Release, but that are presently unknown to him. Executive assumes this risk and understands that this Release shall apply to any such losses and claims.

Executive understands that this Release includes a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released herein. Executive acknowledges that by accepting the benefits and payments set forth in this Release, he assumes and waives the risks that the facts and the law may be other than as he believes.

This Release constitutes the release referenced in Section 7(c) of the Employment Agreement.

IN WITNESS WHEREOF, the Executive has signed this Release which will be enforceable and effective on this      day of                      20        .

EXECUTIVE:

William G. Stevens